Exhibit 10.7

NONQUALIFIED STOCK OPTION AGREEMENT

pursuant to the

ASCENDANT SOLUTIONS 1999 LONG-TERM INCENTIVE PLAN

This NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into by and between ASCENDANT SOLUTIONS, INC., a Delaware corporation (the “Company”), and James C. Leslie (the “Optionee”), effective as of March 14, 2002 (the “Date of Grant”).

1. Grant of Option. The Company hereby grants to the Optionee and the Optionee hereby accepts, subject to the terms and conditions hereof, a nonqualified stock option (the “Option”) to purchase up to 400,000 shares of Company’s Common Stock (“Option Shares”) at the Exercise Price per share set forth in Section 4 below.

2. Governing Plan. This Option is granted pursuant to the Company’s 1999 Long-Term Incentive Plan (the “Plan”), a copy of which is attached to the Prospectus supplied by the Company and relating to the Plan. Capitalized terms used but not otherwise defined herein have the meanings as set forth in the Plan. The Optionee agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Agreement.

3. Expiration of the Option. The Option (to the extent not earlier exercised or terminated due to cessation of the Optionee’s employment or otherwise in accordance with the Plan) will expire at the end of business on March 14, 2012, Ten (10) years from the Date of Grant of the Option. The Option may terminate sooner under certain circumstances, including, without limitation, termination of the Optionee’s employment, death, retirement, disability and termination for other reasons, as set forth in Section 5.13 of the Plan. The Option may not be exercised after its expiration or termination.

4. Exercise Price. The “Exercise Price” of the Option is $0.24 per share of Common Stock. The Exercise Price is subject to adjustment as set forth in Section 6.2 of the Plan.

5. Vesting. Subject to the provisions of the Plan providing for the cessation or acceleration of vesting, the termination or expiration of the Option and the other provisions thereof, the Option shall vest and become exercisable as follows:

Up to one-sixth ( 1/6) of the total Option Shares at any time after the first anniversary of the Date of Grant (“Installment 1”);

Up to an additional one-sixth ( 1/6) of the total Option Shares at any time after the second anniversary of the Date of Grant (“Installment 2”);

Up to an additional one-sixth ( 1/6) of the total Option Shares at any time after the third anniversary of the Date of Grant (“Installment 3”);

Up to an additional one-sixth ( 1/6) of the total Option Shares at any time after the fourth anniversary of the Date of Grant (“Installment 4”);

Up to an additional one-sixth ( 1/6) of the total Option Shares at any time after the fifth anniversary of the Date of Grant (“Installment 5”); and

Up to an additional one-sixth ( 1/6) of the total Option Shares at any time after the sixth anniversary of the Date of Grant (“Installment 6”).

The “Vested Portion” of the Option as of any particular date shall be the cumulative total of all shares for which the Option has become exercisable as of that date. Notwithstanding the foregoing, in the event the Optionee’s employment with the Company and/or its subsidiaries is terminated within one (1) year after a “Change in Control” then, immediately prior to the effective date of such termination, all Options which have not lapsed, shall become fully vested and exercisable (if not already vested and exercisable) by Optionee for a period of ninety (90) days thereafter. In addition, upon (i) a Change in Control or (ii) termination of employment of Optionee without “Cause” (as hereinafter defined), pursuant to Section 7.2 of the Plan, this Option shall be automatically converted into the right to receive, and thereafter shall be exercisable for, in accordance with the Plan and this Agreement, the securities, cash and/or other consideration that a holder of the shares underlying the Options would have been entitled to receive upon consummation of a Change in Control had such shares been issued and outstanding immediately prior to the effective date and time of the Change in Control (net of appropriate exercise prices) provided that, in each case, the Company has consummated a Transaction (as defined below) prior to such event. The phrase “Change in Control” used but not otherwise defined herein has the meaning set forth in Article 8 of the Plan. “Cause” means the occurrence of gross negligence or willful misconduct or malfeasance or the commission of an act constituting dishonesty or other act of material misconduct by Optionee that affects the Company, its business, Optionee’s employment or Optionee’s business reputation.

Notwithstanding the vesting schedule set forth above, upon the consummation of a transaction (“Transaction”) not constituting a Change in Control but involving a merger with or into another “Person” (as hereinafter defined), an investment in, or acquisition of, another Person, the vesting schedule above shall be accelerated upon achieving the thresholds as set forth on Exhibit B hereto in the manner set forth therein with the next options to vest being accelerated. For purposes of this Section 5, Person means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, or any other entity.

6. Exercise of the Option. The Vested Portion (as herein defined) of the Option may be exercised, to the extent not previously exercised, in whole or in part, at any time or from time to time prior to the expiration or termination of the Option, except that no Option shall be exercisable except in respect to whole shares, and not less than one hundred (100) shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the terms of the Option. Exercise shall be accomplished by providing the Company with written notice in the form of Exhibit A hereto, which notice shall be irrevocable when delivered and effective upon payment in full of the Option Price in accordance with Section 5.4 of the Plan and any amounts required in accordance with Section 5.11 of the Plan for withholding taxes, and the satisfaction of all other conditions to exercise imposed under the Plan.

7. Payment of Exercise Price. Upon any exercise of the Option, the exercise price for the number of shares for which the Option is then being exercised and the amount of any federal, state and local withholding shall be paid in full to the Company in cash, Common Stock of the Company or through the withholding of shares of Common Stock issuable upon exercise in accordance with Section 5.11 of the Plan; provided that Optionee may (i) make a cashless exercise by surrendering to the Company at the time of exercise, by a notice to such effect, that number of Option Shares as may then equal in net value (the excess, if any, of the value of the securities such Options represent over their exercise price) the aggregate exercise price of those Option Shares that Optionee elects to retain and exercise, and (ii) hypothecate the Option and the Option Shares for the sole purpose of borrowing the funds necessary to exercise same and/or pay the taxes attributable to such exercise and the sale of such securities, and may make arrangements with the lender for the orderly liquidation of such securities in the market to retire the resulting indebtedness. In the event Optionee elects a cashless exercise, the Company will reasonably determine the net value of the Option Shares surrendered.

8. Nontransferability of Option. The Option shall not be transferable or assignable by the Optionee, other than in accordance with Section 5.9 of the Plan or by will or the laws of descent and distribution (or as otherwise permitted by the Administering Body in its sole discretion), and shall be exercisable during the Optionee’s lifetime only by him or her or by his or her legal representative(s) or guardian(s).

9. Administration. The Plan and this Agreement shall be administered and may be definitively interpreted by the Administering Body, and the Optionee agrees to accept and abide by the decisions of such Administering Body concerning administration and interpretation of the Plan and this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company by its duly authorized officer, and by the Optionee in acceptance of the above-mentioned Option, subject to the terms and conditions of the Plan and of this Agreement, all as of the day and year first above written.

ASCENDANT SOLUTIONS, INC.

By:	/s/ David E. Bowe
Name:	David E. Bowe
Title:	President and CEO

OPTIONEE

/s/ James C. Leslie
James C. Leslie

NOTICE OF EXERCISE

under

NONQUALIFIED STOCK OPTION AGREEMENT

pursuant to the

ASCENDANT SOLUTIONS 1999 LONG-TERM INCENTIVE PLAN

To: ASCENDANT SOLUTIONS (the “Company”)

From:

Date:

Pursuant to the Ascendant Solutions 1999 Long-Term Incentive Plan (the “Plan”) and the Nonqualified Stock Option Agreement (the “Agreement”) between the Company and myself effective                , I hereby exercise my Option as follows:

Number of shares of Common Stock I wish to purchase under the Option
Exercise Price per share	$
Total Exercise Price	$
“Vested Portion” of Option (see definition in Section 5 of the Agreement)
Number of shares I have previously purchased by exercising the Option
Expiration Date of the Option

I hereby represent, warrant, and covenant to the Company that:

a. I am acquiring the Common Stock for my own account, for investment, and not for distribution or resale, and I will make no transfer of such Common Stock except in compliance with applicable federal and state securities laws and in accordance with the provisions of the Plan.

b. I can bear the economic risk of the investment in the Common Stock resulting from this exercise of the Option, including a total loss of my investment.

c. I am experienced in business and financial matters and am capable of (i) evaluating the merits and risks of an investment in the Company Stock; (ii) making an informed investment decision regarding exercise of the Option; and (iii) protecting my interests in connection therewith.

I acknowledge that I must pay the Exercise Price in full and make appropriate arrangements for the payment of all federal, state and local tax withholdings due with respect to the Option exercised herein, before the stock certificate evidencing the shares of Common Stock resulting from this exercise of the Option will be issued to me.

Attached in full payment of the exercise price for the Option exercised herein is (    ) a check made payable to the Company in the amount of $                 and/or (    ) a stock certificate for              shares of Common Stock that have been owned for at least six months with a duly completed stock power attached.

OPTIONEE

(Signature)
Name:
Address:

EXHIBIT B

Vesting Performance Schedule

Vesting Schedule:

Within 90 days following the occurrence of a Transaction and each anniversary date thereafter, the Company shall prepare a report setting forth the calculations described below and present it to the Optionee.

The vesting of options shall accelerate upon:

(i)	the consummation of a Transaction by the Company such that if the earnings before income taxes, depreciation and amortization as calculated for financial reporting purposes in accordance with generally accepted occurring principles consistently applied (“EBITDA”) of the Company were calculated on a pro forma basis (“Pro Forma EBITDA”) for the twelve (12) months preceding such Transaction to include the Person, the per share EBITDA of the Company based upon the number of shares of common stock of the Company outstanding immediately after the Transaction would have increased by at least $0.05 per share. For each such Transaction, 150,000 of unvested options shall vest. For each $0.01 per share of Pro Forma EBITDA above $0.05 per share, an additional 18,000 of unvested options shall vest;

(ii)	the increase in EBITDA of the Company over the Pro Forma EBITDA by at least $0.01 per share for each year, following a Transaction. For each such $0.01 per share increase in EBITDA, an incremental 18,000 of unvested options shall vest.

The acceleration of vesting of the Option Shares shall apply in reverse order so that Installment 6 shall be accelerated first followed by Installments 5, 4, 3, 2 and 1. After such acceleration the annual installment schedule shall continue until accelerated again, or the termination or expiration of the Option so that Option Shares set forth in each Installment that have not vested shall continue to vest on each anniversary until they have all been vested, terminated or expired.

EBITDA Per Share Achieved	# of Options Vested
$0.05 per share	150,000 Option Shares
for each incremental $0.01 EBITDA Per Share	an incremental 18,000 Option Shares vest
until $0.30 EBITDA Per Share	entire 600,000 Option Shares vest